EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Company Contacts
Investors: James Zeumer
(248) 433-4597
email: jim.zeumer@pulte.com

Media: Mark Marymee
(248) 433-4648
email: mark.marymee@pulte.com

PULTE HOMES ANNOUNCES RECORD FIRST QUARTER RESULTS

•	First Quarter Income from Continuing Operations Increases 53% to $132 million

•	Earnings Per Diluted Share from Continuing Operations Increase 46% to $1.02

•	First Quarter Net New Orders Increase 31% to 10,751 Homes

•	Backlog Climbs 35% to 17,664 Homes valued at $5.4 Billion

•	Company Raises Earnings Guidance for 2004

     Bloomfield Hills, MI, April 26, 2004 - Pulte Homes, Inc. (NYSE: PHM) announced today record financial results for its first quarter ended March 31, 2004. First quarter income from continuing operations was a record $131.8 million, an increase of 53% over prior year first quarter income of $86.3 million. First quarter earnings per diluted share from continuing operations of $1.02 represents an increase of 46% over prior year earnings per diluted share from continuing operations of $.70. All per share results reflect the Company’s two-for-one stock split that was effective January 2, 2004.

     For the quarter, Pulte’s consolidated revenues were $2.04 billion, an increase of 31% over prior year revenues of $1.55 billion.

     “With our unique customer segmentation strategy and an unmatched land pipeline, Pulte is continuing to expand its share of the U.S. housing market as reflected in our 31% increase in net new orders,” said Richard J. Dugas, Jr., President and CEO of Pulte Homes. “Given Pulte’s strong market position and excellent first-quarter results, we are raising our earnings guidance for 2004 to a range of $7.00 to $7.25 per diluted share, up from prior guidance of $6.00 to $6.25 per diluted share.”

     First quarter revenues from domestic homebuilding settlements increased 34% to $1.9 billion. Higher revenues for the period were the result of a 22% increase in closings to 7,039 houses, combined with a 10% increase in average selling price to $276,000. The higher average selling price resulted from favorable changes in the mix of houses closed combined with price increases realized during the quarter.

     First quarter domestic homebuilding pretax income increased 61% to $222.5 million, compared with prior year first quarter pretax income of $138.4 million. Pretax income for the quarter benefited from an approximately 180 basis point improvement in gross margins from home sales to 21.9%

reflecting price increases realized during the quarter, a favorable product mix and initiatives to improve overall operating efficiencies. The Company was also successful in lowering domestic homebuilding selling, general & administrative expenses as a percent of home settlement revenues for the quarter by approximately 100 basis points to 10.6%.

     Land sales and related gross profit in the first quarter were $23.1 million and $3.5 million, respectively, compared with $32.9 million and $8.8 million, respectively, in the prior year. Land sales are an important part of Pulte’s overall land management strategy, but sales can fluctuate quarter-to-quarter depending upon the timing of individual land transactions.

     Domestic net new home orders for the quarter were 10,751, up 31% over prior year first quarter orders of 8,233 homes. Pulte’s ending backlog was valued at a record $5.4 billion (17,664 homes), compared with a value of $3.6 billion (13,053 homes) last year.

     “Our organization remains focused on the four areas we have identified as the drivers to continued business success for Pulte Homes: growth through segmentation, operational excellence, people development and financial discipline,” said Dugas. “Our ability to drive sales, to raise prices and margins and to strengthen our overall operations in large part reflects the strides we are making in each area.”

     The Company’s financial services operations reported first quarter pretax income of $10.1 million, down from prior year pretax income of $17.1 million. Loan originations for the quarter increased 18% to 6,113, but a less favorable interest rate environment and higher overhead costs in support of better customer service combined to lower reported pretax income. Mortgage capture rates for the quarter increased to 86.1%, compared with 80.5% last year.

     For the first quarter, Pulte’s International operations reported pretax income of $.2 million, compared with a pretax loss of $1.0 million last year. The Company continues to evaluate various long-term strategic initiatives with regard to its International operations.

     A conference call discussing Pulte’s first quarter results will be held Tuesday, April 27, 2004 at 8:30 a.m. Eastern Time, and web cast live via Pulte.com. Interested investors can access the call via the Company’s home page at www.pulte.com.

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes and the availability of mortgage financing; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of insurance covering risks associated with our business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives and/or local building moratoria; (10) governmental regulation, including the interpretation of tax, labor and environmental laws; (11) changes in consumer confidence and preferences; (12) required accounting changes; (13) terrorist acts and other acts of war; and (14) other factors over which the Company has little or no control.

Pulte Homes, Inc., (www.pulte.com) based in Bloomfield Hills, Michigan, has operations in 44 markets across the United States. Under its Del Webb (www.delwebb.com) brand, the Company is also the nation’s leading builder of active adult communities for people age 55 and older. Over its history, the Company has constructed more than 370,000 homes and has been named Builder of the Year for 2002 by Professional Builder magazine. Pulte Mortgage LLC is a nationwide lender committed to meeting the financing needs of Pulte Homes’ customers by offering a wide variety of loan products and superior customer service.

/Web site: http://www.pulte.com

Pulte Homes, Inc.
Condensed Consolidated Results
Of Operations
(000’s omitted, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2004	2003
CONSOLIDATED RESULTS:
Revenues:
Homebuilding	$2,013,279	$1,523,439
Financial Services	24,572	27,596
Corporate	897	1,555

Total Revenues	$2,038,748	$1,552,590

Pre-tax income (loss):
Homebuilding	$222,763	$137,412
Financial Services	10,089	17,116
Corporate	(20,228)	(15,369)

Income from continuing operations before income taxes	212,624	139,159
Income taxes	(80,787)	(52,858)

Income from continuing operations	131,837	86,301
Loss from discontinued operations	(208)	(164)

Net income	$131,629	$86,137

EARNINGS PER SHARE - ASSUMING DILUTION:
Income from continuing operations	$1.02	$.70
Loss from discontinued operations	—	—

Net income	$1.02	$.69

Shares used in per share calculations	128,829	124,038

All share and per share amounts have been restated to retroactively reflect the stock split effected January 2, 2004.

Pulte Homes, Inc.

Condensed Consolidated Balance Sheets
($000’s omitted)
(Unaudited)

	March 31,	December 31,	March 31,
	2004	2003	2003
ASSETS
Cash and equivalents	$464,414	$404,092	$479,577
Unfunded settlements	70,617	122,300	49,754
House and land inventories	6,009,141	5,528,410	4,604,208
Land, not owned, under option agreements	136,036	73,256	—
Residential mortgage loans available-for-sale	304,526	541,126	389,150
Goodwill	307,693	307,693	307,693
Intangible assets	141,642	143,704	149,892
Other assets	920,058	942,771	813,724

	$8,354,127	$8,063,352	$6,793,998

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable, accrued and other liabilities	$1,861,741	$1,905,579	$1,368,811
Collateralized short-term debt, recourse solely to applicable subsidiary assets	255,738	479,287	343,724
Income taxes	38,284	79,391	40,523
Senior notes and subordinated debentures	2,573,633	2,150,972	2,209,882

Total Liabilities	4,729,396	4,615,229	3,962,940
Shareholders’ Equity	3,624,731	3,448,123	2,831,058

	$8,354,127	$8,063,352	$6,793,998

Pulte Homes, Inc.
Segment Data
($000’s omitted)

	Three Months Ended
	March 31,
	2004	2003
HOMEBUILDING:
Pre-tax income:
Domestic	$222,525	$138,438
International	238	(1,026)

Total Homebuilding	$222,763	$137,412

Domestic Homebuilding:
Home sales (settlements)	$1,942,541	$1,447,198
Land sales	23,141	32,909

Domestic Homebuilding Revenue	1,965,682	1,480,107
Home cost of sales	(1,516,324)	(1,155,225)
Land cost of sales	(19,612)	(24,060)
Selling, general & administrative expense	(205,601)	(167,100)
Other income (expense), net	(1,620)	4,716

Pre-tax income	$222,525	$138,438

International Homebuilding:
Home sales (settlements)	$47,597	$43,332
Cost of sales	(38,630)	(35,684)
Selling, general & administrative expense	(8,353)	(10,463)
Other income (expense), net	(798)	(391)
Minority Interest	(397)	1,135
Equity in income of joint venture operations	819	1,045

Pre-tax income	$238	$(1,026)

FINANCIAL SERVICES:
Pre-tax income	$10,089	$17,116

CORPORATE:
Pre-tax loss:
Net interest expense	$(11,635)	$(9,016)
Other Corporate expense, net	(8,593)	(6,353)

Total Corporate	$(20,228)	$(15,369)

Pulte Homes, Inc.
Business Operating Data
($000’s omitted)

	Three Months Ended
	March 31,
	2004	2003
HOMEBUILDING UNIT SETTLEMENTS:
Domestic	7,039	5,785
International	1,601	1,191

Total Pulte settlement units	8,640	6,976

HOMEBUILDING SETTLEMENT REVENUES:
Domestic	$1,942,541	$1,447,198
International	47,597	43,332

Total Pulte settlement revenues	$1,990,138	$1,490,530

Domestic Homebuilding
Unit settlements:
Northeast	519	426
Southeast	1,705	1,749
Midwest	773	842
Central	974	734
West	3,068	2,034

	7,039	5,785

Average selling price	$276	$250

Unit net new orders:
Northeast	714	736
Southeast	2,769	2,263
Midwest	1,487	1,118
Central	1,576	1,185
West	4,205	2,931

	10,751	8,233

Unit backlog:
Northeast	1,730	1,439
Southeast	4,790	3,453
Midwest	2,115	1,877
Central	1,758	1,356
West	7,271	4,928

	17,664	13,053

Dollars in backlog	$5,357,000	$3,564,000

Pulte Homes, Inc.
Business Operating Data, continued
($000’s omitted)

	Three Months Ended
	March 31,
	2004	2003
MORTGAGE
ORIGINATIONS:
Origination volume	6,113	5,162

Origination principal	$1,152,700	$867,200

Pulte Homes, Inc.
Supplemental Information
($000’s omitted)

	Three Months Ended
	March 31,
	2004	2003
Corporate interest expense	$12,532	$10,571
Homebuilding interest expense (included in home cost of sales)	21,612	11,409
Financial Services interest expense	1,498	1,677

Total interest expense	$35,642	$23,657

Depreciation & amortization	$10,160	$8,331